UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM SD
Specialized Disclosure Report
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Daktronics, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-38747	46-0306862
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification No.)

201 Daktronics Dr., Brookings, SD		57006
(Address of principal executive offices)		(zip code)

Howard I. Atkins, telephone: 1-605-736-2145

(Name and telephone number, including area code, of the person to contact in connection with this report.)

Check the appropriate box below to indicate the rule pursuant to which this form is being filed, and provide the period to which the information in this form applies:

☒ Rule 13p-1 under the Securities Exchange Act (17 CFR 240.13p-1) for the reporting period from January 1 to December 31, 2025.

☐ Rule 13q-1 under the Securities Exchange Act (17 CFR 240.13q-1) for the fiscal year ended.

SECTION 1 - Conflict Minerals Disclosure

ITEM 1.01    Conflict Minerals Disclosure and Report

This Form SD of Daktronics, Inc. (the “Company”) is filed pursuant to Rule 13p-1 under the Securities Exchange Act of 1934, as amended, for the reporting period January 1 to December 31, 2025.

A copy of the Company’s Conflict Minerals Report is attached hereto as Exhibit 1.01 and is publicly available at the Company’s website at www.daktronics.com.

ITEM 1.02     Exhibit

The Company is hereby filing its Conflict Minerals Report as Exhibit 1.01 to this Form SD.

SECTION 3 - Exhibits

ITEM 3.01     Exhibits

The following exhibit is filed as part of this report:

Exhibit 1.01 - Conflict Minerals Report as required by Items 1.01 and 1.02 of this Form.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the duly authorized undersigned.

DAKTRONICS, INC.

By: /s/ Howard I. Atkins
Howard I. Atkins, Acting Chief Financial Officer

Date:	May 29, 2026